EXHIBIT 99.1

(3) The shares of Series A Preferred Stock are owned directly as follows:
55,468 shares, convertible into 27,734 shares of Common Stock, held by Atlas
Venture Fund III, L.P. (AV III); 1,204
shares, convertible into 602 shares of
Common Stock, held by Atlas
Venture Entrepreneurs Fund III, L.P. (AVE III);
2,522,984 shares,
convertible into 1,261,492 shares of Common Stock, held by Atlas Venture
Fund IV, L.P. (AV IV); 732,472 shares, convertible into 366,236 shares of
Common Stock, held by Atlas Venture Parallel Fund IV-A, C.V.
(AV IV-A);
and 40,708 shares, convertible into 20,354 shares of Common Stock, held by Atlas Venture Entrepreneurs Fund IV, L.P. (AVE IV). Dr. Formela is a

director of Atlas Venture Associates III, Inc., the general partner of Atlas
Venture Associates III, L.P., the general partner of AV III and AVE
III.  In
addition, Dr. Formela is a director of Atlas Venture Associates
IV, Inc., the
general partner of Atlas Venture Associates IV, L.P., the general partner of AV
IV, AVE IV and AV IV-A. In such capacities he may be deemed to beneficially own these shares. Dr. Formela disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(4)  The shares of Series B Preferred
Stock are owned directly as follows:
600,074 shares, convertible into
300,037 shares of Common Stock, held by AV IV;
9,682 shares, convertible
into 4,841 shares of Common Stock, held by AVE IV; and 174,212 shares, convertible into 87,106 shares of Common Stock, held by AV IV-A.
Dr.
Formela is a director of Atlas Venture Associates IV, Inc., the general partner of Atlas Venture Associates IV, L.P., the general partner of AV
IV, AVE
IV and AV IV-A. In such capacities he may be deemed to beneficially own these shares. Dr. Formela disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.